Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

ACLARION, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.00001 par value per share	(1)	Other	900,000	$3.0350	$2,731,500.00	0.0001381	$377.22

Total Offering Amounts:						$2,731,500.00		377.22
Total Fee Offsets:								0.00
Net Fee Due:								$377.22

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.00001 par value per share (the “Common Stock”), which become issuable under (i) the 2022 Aclarion, Inc. Equity Incentive Plan as amended through June 4, 2026 (the “Plan”) and (ii) two outside-of-plan inducement stock option grants made pursuant to Nasdaq Listing Rule 5635(c)(4), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $3.035, the average of the high and low price of the registrant’s Common Stock as reported on The Nasdaq Stock Market LLC on July 7, 2026.

Represents an additional 900,000 shares of common stock reserved for issuance under (i) the Plan and (ii) two outside-of-plan inducement stock option grants made pursuant to Nasdaq Listing Rule 5635(c)(4). If awards outstanding under the Plan are cancelled, forfeited or otherwise terminated without being exercised, the number of shares underlying such awards will be available for future grant under the Plan. The Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the Plan on January 1 of each year. The number of shares added each year will be equal to the lesser of: (i) 5% of the outstanding shares on the immediately preceding December 31, or (ii) such lesser amount as determined by the Plan administrator.